Angi Appoints Andrew Russakoff as Chief Financial Officer

Seasoned Financial Leader Brings Key Tech, Finance and Strategy Experience to Team

DENVER, June 09, 2022 (GLOBE NEWSWIRE) -- Today, Angi Inc. (NASDAQ: ANGI), a leading and comprehensive solution for all home needs, announced the appointment of Andrew (“Rusty”) Russakoff to Chief Financial Officer, effective immediately. As CFO, Mr. Russakoff will oversee the Company’s finance and accounting operations to further Angi’s mission to become the home for everything home. Mr. Russakoff will replace Jeff Pedersen, who is stepping down as CFO, and will remain in a consultative capacity through July 19, 2022 to assist with the transition.
As a key member of the IAC finance team, Mr. Russakoff brings an extensive understanding of the Angi business, along with 15 years of technology, finance, strategy and investment banking experience to the role.
“At Angi, we are continuing to transform how people care for their homes with new solutions that make finding, hiring and paying quality local pros as easy as ordering dinner or a ride. We are excited to bring on a CFO with deep understanding of Angi as well as key tech and finance experience to help us reach our goals,” said Oisin Hanrahan, CEO of Angi. “We have had the opportunity to work with Rusty through his time at IAC and are confident that he is the right person to become our next CFO and partner with the operational leaders to drive results. We would also like to thank Jeff for all his contributions to Angi and wish him the best in his future endeavors.”
Mr. Russakoff most recently served as Vice President of Financial Planning at IAC, where he was responsible for financial analysis, overseeing the financial performance of IAC’s portfolio businesses, including Angi, and investor relations. Prior to IAC, Mr. Russakoff held finance, strategy and business development leadership roles at GameChanger Media and Pellucid Analytics and was an investment banker at Credit Suisse. Mr. Russakoff holds a Master of Business Administration degree from Columbia Business School and a Bachelor of Arts in Engineering degree from Harvard University.
“As a part of the IAC team, I have enjoyed the opportunity to advise and follow the performance of Angi. I am thrilled to now join Angi as CFO to take a more active role in driving growth, profitability and truly transforming how people care for their homes,” said Mr. Russakoff. “I look forward to working with Oisin and the entire Angi team.”
About Angi Inc
Angi (NASDAQ: ANGI) is your home for everything home—a comprehensive solution for all your home needs. From repairs and renovations to products and financing, Angi is transforming every touch point in the customer journey. With over 25 years of experience and a network of over 200,000 pros, we have helped more than 150 million people with their home needs. Angi is your partner for every part of your home care journey.
IAC/Angi Investor Relations
Mark Schneider
(212) 314-7400
Angi Corporate Communications
Mallory Micetich
(303) 963-8352